SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2004

To our stockholders:

     You are invited to attend the 2004 annual meeting of stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 13, 2004, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

     During the meeting, management will review our recently completed 2003 fiscal year and provide a report on our progress, including recent developments. Stockholders also will have the opportunity to ask questions about the Company.

     Along with the other members of the Board of Directors and management, we look forward to greeting you at the annual meeting if you are able to attend.

Sincerely,

William F. Andrews
Chairman of the Board of Directors

John D. Ferguson
Vice-Chairman of the Board of Directors,
Chief Executive Officer, and President

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 13, 2004

TIME, DATE & PLACE

     The annual meeting of stockholders will be held at 10:00 a.m., local time, on Thursday, May 13, 2004, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee.

ITEMS OF BUSINESS

     Stockholders will consider and vote on the following items at the annual meeting:

(1)	The election of 12 directors to serve on the Company’s Board of Directors;

(2)	The ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent auditor; and

(3)	Any other matters that are properly raised at the annual meeting.

WHO MAY VOTE

     Stockholders of record at the close of business on Wednesday, March 31, 2004 are entitled to receive this notice and vote at the annual meeting.

HOW TO VOTE

     Your vote is important. Most stockholders have a choice of voting on the Internet, by telephone, or by mail using the enclosed proxy card. Please refer to the proxy card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the annual meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the annual meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors,

G. A. Puryear IV
Executive Vice President, General Counsel,
and Secretary

April 9, 2004
Nashville, Tennessee

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 13, 2004

     We are providing this Proxy Statement, together with a Notice of Annual Meeting of Stockholders and a form of proxy card, in connection with the solicitation by the Board of Directors of Corrections Corporation of America, a Maryland corporation (the “Company,” “we,” or “us”), of proxies to be voted at our 2004 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”). These proxy materials are being sent beginning on or about Friday, April 9, 2004.

     The Annual Meeting will take place on Thursday, May 13, 2004, at 10:00 a.m., local time, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee. All stockholders are invited to attend.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

     Stockholders will consider and vote on the following matters at the Annual Meeting:

1.	The election of 12 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2004; and

3.	Any other matters that are properly raised at the Annual Meeting.

     As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

     Our Board of Directors recommends that you vote:

•	FOR the election of each of the 12 nominees to serve as directors on the Board of Directors.

     The Audit Committee of our Board of Directors recommends that you vote:

•	FOR the ratification of the appointment of Ernst & Young LLP.

     If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Will the Company’s directors attend the Annual Meeting?

     The Company strongly encourages each member of the Board of Directors to attend our annual meetings of stockholders. Accordingly, we expect most, if not all, of the directors to attend the Annual Meeting. All of the directors attended the 2003 annual meeting of stockholders.

Who is entitled to vote at the Annual Meeting?

     Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive the accompanying notice and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Wednesday, March 31, 2004 as the record date.

     Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting. Our Series B cumulative preferred stock does not grant its holders any voting rights with respect to the items presented at the Annual Meeting.

How do I vote?

     Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible by completing, signing, dating, and promptly returning the enclosed proxy card in the envelope provided or by voting by telephone or the Internet as described below. If you choose to attend the meeting in person, you may revoke your proxy and personally cast your votes.

     Voting by proxy card. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Voting by telephone or the Internet. If you are a registered stockholder, you may also vote by telephone by following the instructions on your proxy card. The deadline for registered holders to vote by telephone is 11:59 p.m., Eastern Daylight Savings Time, on May 12, 2004. If your shares are held in “street name,” you may vote by telephone or electronically through the Internet as instructed on your proxy card. The deadline for “street name” holders voting by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on May 12, 2004.

     401(k) shares. If you participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan, you may vote the shares of our common stock credited to your account as of the record date by completing and returning the accompanying proxy card. If you do not vote your shares, the trustee will vote your shares in its discretion.

     Changing a vote. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you have voted by telephone or by the Internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

     Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     Election of Directors. Under the Company’s Third Amended and Restated Bylaws (the “Bylaws”) and Maryland law, the affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

     Other Items. For the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ended December 31, 2004 and any other matter that properly comes before the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What if I am unable to attend the Annual Meeting in person?

     A live broadcast of the Annual Meeting will be available on-line through our website at www.correctionscorp.com (under the “Webcasts” Section of the Investor page). The on-line replay will be archived on our website promptly following the meeting.

Where can I find the voting results?

     We will announce the voting results at the Annual Meeting. We also will report the voting results in a press release following the Annual Meeting and in our quarterly report on Form 10-Q for the second quarter of fiscal 2004, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2004.

How and when may I submit a stockholder proposal for the Company’s 2005 Annual Meeting?

     Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 10, 2004 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

     Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 12, 2005 and March 14, 2005.

Can I communicate directly with members of the Company’s Board of Directors?

     Yes. Stockholders interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors, or the individual directors to whom they are addressed. Also, the Secretary maintains a log of correspondence received by the Company that is addressed to members of the Board that may be reviewed by any director at his or her request. Concerns relating to accounting, internal controls, or auditing matters are handled in accordance with procedures established by the Audit Committee.

How can I obtain the Company’s Annual Report on Form 10-K?

     All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2003 Annual Report to Stockholders. The Annual Report to Stockholders is not part of the proxy solicitation materials. Any stockholder who desires a copy of our 2003 Annual Report to Stockholders or our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, may obtain a copy without charge by visiting our website, www.correctionscorp.com, or by addressing a request to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

What are the costs of soliciting these proxies?

     The Company pays the cost of soliciting proxies. We have retained Corporate Communications, Inc. to assist with the solicitation of proxies on our behalf. Corporate Communications, Inc. will receive a fee of $5,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers, and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corrections Corporation of America, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Who should I contact if I have any questions?

     If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our director of investor relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above.

CORPORATE GOVERNANCE

General

     We believe that effective corporate governance is critical to our long-term health and our ability to create value for our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them against “best practice” proposals and the practices of other public companies. We also have continued to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC, and the new corporate governance rules of the New York Stock Exchange, or the NYSE.

     Based on this effort, our Board of Directors adopted revised Corporate Governance Guidelines and revised charters for all of our Board committees in December 2003. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board determines that it would benefit the Company and our stockholders.

     The responsibilities of our Board and Board committees are described below, along with other corporate governance-related disclosures. Our current Corporate Governance Guidelines and committee charters are attached to this Proxy Statement as Appendices A – E. You also can access our Corporate Governance Guidelines, current committee charters, and other corporate governance-related information on our website, www.correctionscorp.com, or by request to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Board and Committee Composition

     The chart below shows the composition of our Board of Directors and each of our Board committees. Biographical information for our directors is provided under “Proposal I – Election of Directors.”

Nominating and
		Compensation	Governance
Name	Audit Committee	Committee	Committee	Executive Committee
William F. Andrews*				Member

John D. Ferguson**				Chair

Donna M. Alvarado	Member

Lucius E. Burch III	Member	Member		Member

John D. Correnti

John R. Horne

C. Michael Jacobi	Chair

Thurgood Marshall, Jr.			Member

Charles L. Overby	Member		Chair

John R. Prann, Jr.		Member

Joseph V. Russell		Chair	Member	Member

Henri L. Wedell	Member

*	Chairman of the Board

**	Vice-Chairman of the Board

Director Independence

     The Board of Directors has determined that each of the following directors is an “independent director” under applicable NYSE rules.

Donna M. Alvarado	Thurgood Marshall, Jr.
Lucius E. Burch, III	Charles L. Overby
John D. Correnti	John R. Prann, Jr.
John R. Horne	Joseph V. Russell
C. Michael Jacobi	Henri L. Wedell

     As a result of the application of the three-year “look back” period in the new NYSE independence rules to certain past relationships that ended in 2002, the independence of Mr. Correnti and Mr. Horne may be considered impaired when the transition period for the new rules ends in November 2004. Each resigned from the Compensation Committee in February 2004 to ensure our compliance with the new rules. The look back period for these relationships will conclude in the first and second quarters of 2005, respectively.

Director Candidates

     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2005 Annual Meeting?”

     After the Nominating and Governance Committee has identified a prospective nominee, the Committee decides whether to conduct a full evaluation of the candidate. The initial determination is based on the initial information provided to the Committee, the Committee’s own knowledge of the candidate, and any information received from inquiries by the Committee. The Committee also considers the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy a full evaluation.

     If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience. The Committee then evaluates the prospective nominee against the standards and qualifications in our Corporate Governance Guidelines, which include a general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business, and factors such as diversity, age, skills, and educational and professional background. The Committee also considers any other factors it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise, and the qualifications of other prospective nominees. The Committee then determines whether an interview is warranted. If so, one or more members of the Committee, and others as appropriate, interview the prospective nominee in person or by telephone. After completing the evaluation and interview, the Committee determines whether or not to recommend the prospective nominee to the full Board. After considering the recommendation and report of the Committee, the Board then decides whether to appoint and/or nominate the candidate.

     Donna M. Alvarado is the only director nominee proposed for election who is not standing for re-election. Ms. Alvarado was referred to the Nominating and Governance Committee by a non-management director. A third-party director search firm, which was retained by the Committee and paid a fee to identify and evaluate potential director candidates, assisted the Committee in its evaluation of Ms. Alvarado.

Board of Directors Meetings and Committees

     Our Board of Directors is responsible for establishing broad corporate policies and reviewing our overall performance, rather than managing our day-to-day operations. In fulfilling the Board’s duties, our directors are guided primarily by our Bylaws, Corporate Governance Guidelines, and the charters of the Board committees on which they serve. The Board’s primary responsibility is to oversee the Company’s management and, in so doing, serve the best interests of the Company and our stockholders. The Board selects, evaluates, and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps directors informed of our activity through regular written reports and presentations at Board and committee meetings. Mr. Andrews and Mr. Ferguson are the only directors who are our employees. The non-management directors meet at regularly scheduled executive sessions (i.e., with no members of management present). Executive sessions of the non-management directors are chaired on a rotating basis by the non-management directors, based on seniority of service.

     The Board of Directors met six times in 2003. During 2003, each director attended at least 75% of their Board and committee meetings. The Board has standing Audit, Compensation, Nominating and Governance, and Executive Committees. Each committee has a charter that has been approved by the Board and that the committee reviews at least annually.

Audit Committee

     Our Audit Committee consists of Ms. Alvarado, Mr. Burch, Mr. Jacobi, Mr. Overby, and Mr. Wedell, with Mr. Jacobi serving as its Chair. The Board has determined that each member of the Audit Committee is an “independent director” and “financially literate” under applicable SEC and NYSE rules. The Board has determined that Mr. Jacobi qualifies as an “audit committee financial expert” as defined under rules adopted by the SEC. The responsibilities and activities of the Audit Committee are described below in more detail in the Report of the Audit Committee. The Audit Committee held six meetings in 2003.

Compensation Committee

     Our Compensation Committee consists of Mr. Burch, Mr. Prann, and Mr. Russell, with Mr. Russell serving as its Chair. The Board has determined that each member is an “independent director” under applicable NYSE rules. The Compensation Committee determines compensation, including awards under our current equity incentive plans, for our executive officers. The functions and activities of the Compensation Committee are described in more detail in the Report of the Compensation Committee in the “Executive Officers and Executive Compensation” section of this Proxy Statement. The Compensation Committee held three meetings in 2003.

Nominating and Governance Committee

     Our Nominating and Governance Committee consists of Mr. Marshall, Mr. Overby, and Mr. Russell, with Mr. Overby serving as its Chair. The Board has determined that each member is an “independent director” under applicable NYSE rules. The Nominating and Governance Committee is responsible for, among other things, developing and implementing policies and practices relating to corporate governance, including monitoring implementation of our Corporate Governance Guidelines. The Nominating and Governance Committee also develops and reviews background information for Board candidates, including those recommended by stockholders, and makes recommendations to the Board regarding such candidates. Additional information regarding this committee’s activities is provided above under the heading “Director Candidates.” The Nominating and Governance Committee held seven meetings in 2003.

Executive Committee

     Our Executive Committee consists of Mr. Andrews, Mr. Ferguson, Mr. Burch, and Mr. Russell, with Mr. Ferguson serving as its Chair. When necessary, the Executive Committee acts on behalf of the full Board of Directors in the management of our business and affairs during the intervals between Board meetings. However, the Executive Committee’s authority is limited. For example, the Committee cannot amend our Charter or Bylaws, adopt an agreement or plan of merger or consolidation to which we are a party, or take certain other significant corporate actions. The Executive Committee held one meeting in 2003.

Director Compensation

     Currently, we pay our non-employee directors an annual retainer of $34,000 for their services. In addition, non-employee committee chairs receive an additional annual retainer of $1,500. Non-employee directors also receive a fee of $1,500 for each Board meeting they attend and $1,500 for each committee meeting they attend for committees on which they serve. Non-employee committee chairs currently receive a fee of $2,500 for each meeting they attend for the committees on which they serve as chair.

     In February 2004, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, an increase to the fees paid to our non-employee directors. Effective following the Annual Meeting, the Company’s non-employee directors will receive an annual retainer of $45,000, the chairs of the Compensation Committee and Nominating and Governance Committee will each receive an additional annual retainer of $2,000, the chair of the Company’s Audit Committee will receive an additional annual retainer of $7,500, and each member of the Audit Committee (other than the chair) will receive an additional annual retainer of $2,000. Meeting fees for non-employee directors will be increased to $3,000 for each Board meeting they attend and $2,000 for each committee meeting they attend for committees on which they serve. Non-employee committee chairs will continue to receive a fee of $2,500 for each meeting they attend for the committees on which they serve as chair.

     Non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings. Non-employee directors also participate in our Non-Employee Directors’ Share Option Plan, which annually grants each non-employee director options to purchase 4,000 shares of our common stock. Non-employee directors are also eligible to participate in our Non-Employee Directors’ Deferred Compensation Plan.

Certain Relationships and Related Transactions

     We paid a net amount of approximately $47,000 to B-Air, LLC as reimbursement for use of an aircraft for business travel during fiscal 2003 by certain executive officers and other company employees. The Company discontinued use of aircraft through B-Air, LLC in June 2003 and does not intend to use the service in the future. Mr. Burch owns fifty percent of B-Air, LLC. The Board of Directors has determined that this relationship is not material and, therefore, does not affect the independence of Mr. Burch.

Compensation Committee Interlocks and Insider Participation

     During 2003, our Compensation Committee was comprised of Mr. Correnti, Mr. Horne, Mr. Prann, and Mr. Russell, with Mr. Russell serving as its Chair. In February 2004, Mr. Burch was appointed to and, as discussed above under “Director Independence,” Mr. Correnti and Mr. Horne resigned from the Compensation Committee. None of the foregoing current and former members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2003 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Compensation Committee.

Code of Ethics and Business Conduct

     All of our directors and employees, including our Chief Executive Officer and President, Chief Financial Officer, and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct is designed to ensure that our business is conducted in a legal and ethical manner, to promote an open environment where ethics and compliance issues are addressed, and to support our commitment to integrity in all aspects of our business.

     Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Nominating and Governance Committee reviews the Code of Ethics and Business Conduct on an annual basis, and our Audit Committee is responsible for addressing violations and waiver requests involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website.

     Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place and we will continue to review our policies and monitor any rules adopted by the SEC to determine whether we need to modify our processes.

     You can access our Code of Ethics and Business Conduct on our website, www.correctionscorp.com, or by request to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Report of the Audit Committee

     The charter of the Audit Committee, as revised in December 2003, specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our independent auditor and of our internal audit function; and

•	the preparation of this report.

The full text of the Audit Committee’s revised charter is attached to this Proxy Statement as Appendix B.

         In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation by our management of quarterly and annual financial reports and interim earnings releases;

•	supervises our relationship with our independent auditor, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services, and annually evaluating the audit firm’s independence; and

•	oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and ethics and business conduct and review of our internal auditing program.

     The Audit Committee met six times in 2003. The Committee schedules its meetings to allow appropriate attention to all of its tasks. The Committee also meets periodically in executive sessions with our independent auditor without the presence of our management.

     As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent auditor all annual and quarterly financial statements prior to their issuance. During fiscal 2003, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the outside auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Committee reviewed staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

     Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair
Donna M. Alvarado
Lucius E. Burch, III
Charles L. Overby
Henri L. Wedell

PROPOSAL I — ELECTION OF DIRECTORS

     The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

     The Board of Directors unanimously recommends a vote FOR each of the 12 nominees listed below.

WILLIAM F. ANDREWS	Director Since 2000

     Mr. Andrews, age 72, has served as a director and Chairman of our Board since August 2000. Mr. Andrews also serves as a member of our Executive Committee. Prior to our restructuring in 2000, Mr. Andrews served as a director for our predecessor company and its affiliated operating company. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as: chairman of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines; chairman of Allied Aerospace, a private company engaged in the engineering and manufacture of complex aerospace hardware and prototype systems for ground test and flight applications; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; and a director of Trex Corporation, a publicly-traded producer of decking and railing products. Mr. Andrews previously served as chairman of Northwestern Steel and Wire Company, Scovill Fasteners Inc., and Schrader-Bridgeport International, Inc., among others. Mr. Andrews is a graduate of the University of Maryland and received a Masters of Business Administration from Seton Hall University.

JOHN D. FERGUSON	Director Since 2000

     Mr. Ferguson, age 58, has served as a director, our Chief Executive Officer and President, and Vice-Chairman of our Board since August 2000. Mr. Ferguson also serves as the Chair of our Executive Committee. Prior to joining the Company, Mr. Ferguson served as the Commissioner of Finance for the State of Tennessee from June 1996 to July 2000. As Commissioner of Finance, Mr. Ferguson served as the State’s chief corporate officer and was responsible for directing the preparation and implementation of the State’s $17.2 billion budget. From 1990 to February 1995, Mr. Ferguson served as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee). Mr. Ferguson is a former member of the State of Tennessee Board of Education and served on the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson graduated from Mississippi State University in 1967.

DONNA M. ALVARADO	Director Since 2003

     Ms. Alvarado, age 55, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current President of Aguila International, an international business-consulting firm that specializes in human resources and leadership development and provides a consortium for businesses and non-profit organizations seeking to collaborate in the western hemisphere. In addition to her established career in the private sector, Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense, Counsel for the U.S. Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy, Staff Member of the U.S. House of Representatives Select Committee on Narcotics Abuse and Control, and Director of ACTION, the federal domestic volunteer agency, a position to which she was appointed by President Reagan. Ms. Alvarado currently serves as a Regent on the Ohio Board of Regents, as a member of the Ohio Governor’s Commission on Higher Education and the Economy, and as Chair of the Ohio Governor’s Workforce Policy Board. Ms. Alvarado earned both a master’s and bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma, and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

LUCIUS E. BURCH, III	Director Since 2000

     Mr. Burch, age 62, has served as a director and member of our Audit Committee since December 2000 and as a member of our Compensation Committee since February 2004. Mr. Burch also serves on our Executive Committee. Prior to our restructuring in 2000, Mr. Burch served as a director for our predecessor company and as chairman of its affiliated operating company. Mr. Burch currently serves as chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee (formerly known as Massey Burch Investment Group, Inc.), a position he has held since October 1989. Mr. Burch currently serves on the boards of directors of several private companies, including Maxwell Medical, Education Networks of America, and MCT Corp. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI	Director Since 2000

     Mr. Correnti, age 57, has served as a director since December 2000. Mr. Correnti currently serves as chairman and chief executive officer of BIR Steel Corp., a position he has held since December 2002. From December 1999 through December 2002, Mr. Correnti served as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company whose assets were acquired by Nucor Corporation, a publicly-traded manufacturer of steel products, in December 2002. Mr. Correnti served as the president, chief executive officer, and vice chairman of Nucor Corporation from 1996 to 1999 and as its president and chief operating officer from 1991 to 1996. Mr. Correnti also serves as a director of Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

JOHN R. HORNE	Director Since 2001

     Mr. Horne, age 66, has served as a director since December 2001. Mr. Horne served as chairman of Navistar International Corporation, a publicly-traded truck and engine manufacturer, from April 1996 to February 2004. From March 1995 to February 2003, Mr. Horne served as Navistar’s president and chief executive officer, after having served as the company’s chief operating officer for more than four years. Mr. Horne also currently serves on the board of directors of Intermet Corporation, the National Association of Manufacturers, and Junior Achievement of Chicago, as well as the board of trustees of Manufacturer’s Alliance/MAPI. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

C. MICHAEL JACOBI	Director Since 2000

     Mr. Jacobi, age 62, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi currently is the President and Chief Executive Officer and a director of Katy Industries, Inc. Mr. Jacobi has been associated with Katy Industries since June 2001. From October 1999 until April 2000 he was Chairman of Timex Watches Limited (India), a public company headquartered in New Delhi, India and from July 1999 until April 2000 he was Chairman and Chief Executive Officer of Beepware Paging Products, L.L.C., Waterbury, Connecticut, a company jointly owned by Timex Corporation and Motorola, Inc. Mr. Jacobi served as President and Chief Executive Officer and a director of Timex Corporation, headquartered in Middlebury, Connecticut, from December 1993 to August 1999. He is also a member of the board of directors of Webster Financial Corporation, a public company engaged in banking and financial services, and Invisible Technologies, Inc., a privately held company headquartered in Garrett, Indiana engaged in the design, manufacture, and distribution of electronic training products for sporting dogs and pet companion dogs under the brand names Innotek and Invisible Fence. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

THURGOOD MARSHALL, JR.	Director Since 2002

     Mr. Marshall, age 47, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Swidler Berlin Shereff Friedman, LLP in Washington D.C., where he practices in the firm’s Government Affairs Group and represents clients appearing before federal agencies and Congress. Previously, he has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. In his role under President Clinton, Mr. Marshall was the chief liaison between the President and the agencies of the Executive Branch. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker. He chairs the American Bar Association Election Law Committee and serves as a board member of the National Fish & Wildlife Foundation and the Supreme Court Historical Society. He also serves as the Vice Chair of the Ethics Oversight Committee of the United States Olympic Committee.

CHARLES L. OVERBY	Director Since 2001

     Mr. Overby, age 57, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. Mr. Overby is the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and two of the foundation’s affiliate organizations: The Newseum and The Freedom Forum First Amendment Center. Mr. Overby is a former Pulitzer Price-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor, and corporate executive. He was vice president for news and communications for Gannett and served on the management committee of Gannett and USA TODAY. Mr. Overby currently serves on the board of the Committee to Protect Journalists and the Board of Regents of Baylor University. Mr. Overby graduated from the University of Mississippi and is a member of its foundation board.

JOHN R. PRANN, JR.	Director Since 2000

     Mr. Prann, age 53, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann served as the president and chief executive officer of Katy Industries, Inc. from 1993 to February 2001. From 1991 to 1995, Mr. Prann served as the president and chief executive officer of CRL, Inc., an equity and real estate investment company that held a 25% interest in Katy. A former partner with the accounting firm of Deloitte & Touche, Mr. Prann graduated from the University of California, Riverside in 1974 and obtained his M.B.A. from the University of Chicago in 1979.

JOSEPH V. RUSSELL	Director Since 1999

     Mr. Russell, age 63, has served as a director since 1999 and, prior to our restructuring, served as an independent trustee of CCA Prison Realty Trust. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive Committee and the Nominating and Governance Committee. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the vice president of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp., the Footwear Distributors of America Association, and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL	Director Since 2000

     Mr. Wedell, age 62, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. From 1990 to 1996, he served as a member of the board of directors of Community Bancshares, Inc., the parent corporation to The Community Bank of Germantown. Mr. Wedell graduated from the Tulane University Business School, where he received a B.B.A. in 1963.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

          The Audit Committee has appointed Ernst & Young LLP as our proposed independent auditor for the fiscal year ending December 31, 2004. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2003 are described below under “Audit and Non-Audit Fees.”

          Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

          Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent auditor if it determined that it is in the Company’s best interest to do so.

          The Audit Committee of the Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2004.

Audit and Non-Audit Fees

          The following table presents fees for audit, audit-related, tax, and other services rendered by the Company’s principal independent auditor for the years ended December 31, 2003 and 2002. Arthur Andersen LLP served as the Company’s independent auditor up to May 14, 2002, when it was replaced by Ernst & Young LLP.

	Ernst & Young LLP		Arthur Andersen LLP
Fees	2003	2002	2002
Audit Fees (1)	$889,795	$1,064,400	$224,284
Audit-Related Fees	—	—	—
Tax Fees (2)	628,038	4,188,724	299,111
All Other Fees (3)	1,500	—	—

Total	$1,519,333	$5,253,124	$523,395

(1)	Audit fees for the years ended December 31, 2003 and 2002 include fees associated with the audits of our consolidated financial statements; reviews of our quarterly financial statements; audits of our operations in the Commonwealth of Puerto Rico as a result of statutory requirements; assistance with filing certain registration statements with the SEC; and assistance with certain financing transactions. The audit fees for the year ended December 31, 2002 also include a re-audit of our 2001 consolidated financial statements and performance of certain agreed-upon procedures in connection with the filing of a registration statement.

(2)	Tax fees for the years ended December 31, 2003 and 2002 include $423,778 and $370,687 (including $107,069 to Ernst & Young LLP and $263,618 to Arthur Andersen

LLP), respectively, for fees associated with federal and state tax compliance, including $75,240 and $125,127 (including $42,830 to Ernst & Young LLP and $82,297 to Arthur Andersen LLP), respectively, for assistance with tax examinations. Tax fees for the year ended December 31, 2002 also include a $4.0 million success-based fee for federal and state tax planning resulting in an income tax refund of approximately $32.1 million that the Company received during the second quarter of 2003. The remaining tax fees during 2003 and 2002 were for services consisting primarily of federal and state tax planning.

(3)	All other fees for the year ended December 31, 2003 include preparation of the stock performance graph presented in the Company’s 2002 annual proxy statement.

Pre-Approval of Audit and Non-Audit Fees

          SEC rules under Section 202 of the Sarbanes-Oxley Act of 2002 require the Audit Committee to pre-approve audit and non-audit services provided by our independent auditor. The rules became effective on May 6, 2003. In November 2002, prior to the effectiveness of the rules, our Audit Committee began pre-approving all services by Ernst & Young LLP and has pre-approved all new services since that time.

          Consistent with the Section 202 rules and other SEC rules on auditor independence, we also have adopted an Auditor Independence Policy. The policy prohibits our independent auditor from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The policy allows delegation of pre-approval responsibility to a subcommittee consisting of one or more members of the Committee, along with a requirement that amounts approved by the subcommittee be presented to the full Committee on a quarterly basis.

          The Auditor Independence Policy also includes requirements regarding audit partner rotation and compensation and hiring of auditor personnel.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Information Concerning Executive Officers Who Are Not Directors

          Kenneth A. Bouldin, age 61, has served as an Executive Vice President and as our Chief Development Officer since February 2003. Prior to joining the Company, Mr. Bouldin was the President of KAB Associates, Inc., a management consulting company. Mr. Bouldin established Econotech in 1995, an IT staffing firm, which achieved revenues of $15 million per annum and was sold in 2000. Mr. Bouldin served as vice president of Comdisco, Inc. and manager of its Federal Marketing Group from 1993 to 1995. Mr. Bouldin also served as chairman of the board of directors and president and chief operating officer of the Computer Dealers and Lessors Association, which he helped form. Mr. Bouldin also co-founded Econocom, a business that sold and leased new and used data processing equipment. Mr. Bouldin has also had a lengthy military career, rising to the rank of Major General and serving as a commanding general of the 125th Army Reserve Command during Operation Desert Storm. Mr. Bouldin graduated cum laude from the University of Tennessee with a B.S. in Electrical Engineering.

          Irving E. Lingo, Jr., age 52, has served as an Executive Vice President and our Chief Financial Officer and Assistant Secretary since December 2000. Prior to joining the Company, Mr. Lingo was chief financial officer for Bradley Real Estate, Inc., a NYSE listed REIT headquartered in Chicago, Illinois, where he was responsible for financial accounting and reporting, including SEC compliance, capital markets, and mergers and acquisitions, from September 1995 to September 2000. Prior to joining Bradley Real Estate, Mr. Lingo held positions as chief financial officer, chief operating officer, and vice president, finance for several public and private companies, including Lingerfelt Industrial Properties, CSX Corporation, and Goodman Segar Hogan, Inc. In addition, he was previously an audit manager at Ernst & Young LLP. Mr. Lingo graduated summa cum laude from Old Dominion University, where he received a B.S. in Business Administration.

          G. A. Puryear IV, age 35, has served as an Executive Vice President and as our General Counsel and Secretary since January 2001. Prior to joining the Company, Mr. Puryear served as legislative director and counsel for U.S. Senator Bill Frist, where he worked on legislation and other policy matters. During that time, he also served as a debate advisor to Vice President Richard B. Cheney. In addition, Mr. Puryear worked as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson. Prior to his career on Capitol Hill, Mr. Puryear practiced law with Farris, Warfield & Kanaday, PLC (now Stites & Harbison, PLLC) in Nashville in the commercial litigation section. Mr. Puryear was also a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science in 1990 and received his J.D. from the University of North Carolina in 1993.

          James A. Seaton, age 54, has served as an Executive Vice President and as our Chief Operating Officer since July 2002. Prior to joining the Company, Mr. Seaton most recently managed his own consulting/contracting CEO firm, serving as Interim Presidents for AMCAS (subsidiary of Questcom, Inc.), Treats and Eats, and APT Image. From 1998 to 2000, Mr. Seaton served as President-School Services Division of Sodexho Marriott Services, based in Maryland, where he was responsible for management and growth of the $420 million division and 8,500 associates. From 1972 to 1998, he served in various leadership roles for Marriott International in Washington, D.C., including Senior Vice President-Corporate Services. Mr. Seaton is a graduate of New Mexico State University.

          David M. Garfinkle, age 36, has served as our Vice President, Finance since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real

Estate, Inc. since 1996. Prior to joining Bradley Real Estate, Mr. Garfinkle was a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

          Todd J. Mullenger, age 45, has served as our Vice President, Treasurer since January 2001. Mr. Mullenger served as the Vice President, Finance from August 2000 to January 2001. Mr. Mullenger previously served as the vice president of finance of our predecessor company from August 1998 until the completion of its merger with the Company. Mr. Mullenger also served as vice president, finance of an affiliated operating company to our predecessor company from January 1, 1999 through the completion of our restructuring during the fourth quarter of 2000. From September 1996 to July 1998, Mr. Mullenger served as assistant vice president-finance of Service Merchandise Company, Inc., a publicly traded retailer headquartered in Brentwood, Tennessee. Prior to September 1996, Mr. Mullenger served as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree. He also received an M.B.A. from Middle Tennessee State University.

Summary Compensation Table

          The following table summarizes the compensation paid during the three fiscal years ended December 31, 2003, 2002, and 2001 to John D. Ferguson, our Chief Executive Officer and President and Vice-Chairman of the Board of Directors, and the four other most highly compensated persons who served as executive officers during fiscal 2003 (collectively, the “Named Executive Officers”).

					Long-Term
	Annual Compensation				Compensation Awards
					Securities
				Other Annual Comp.	Underlying Options	All Other Comp.
Name and Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	(#)	($)(2)
John D. Ferguson	2003	534,615	495,921	—	92,726	49,673
Chief Executive Officer,	2002	400,000	458,846	—	123,635	31,810
President, and Vice-	2001	348,423	468,735	—	309,088	6,562
Chairman of the Board

Irving E. Lingo, Jr.	2003	314,753	291,802	—	51,173	25,703
Executive Vice President,	2002	299,116	199,312	—	68,230	18,258
Chief Financial Officer, and	2001	272,752	230,792	—	170,575	3,400
Assistant Secretary

James A. Seaton	2003	281,030	260,537	58,205	68,230	18,500
Executive Vice President	2002	132,212	88,979	24,458	170,575	10,795
and Chief Operating Officer	2001	—	—	—	—	—

Kenneth A. Bouldin	2003	212,307	198,330	20,000	125,000	—
Executive Vice President	2002	—	—	—	—	—
and Chief Development Officer	2001	—	—	—	—	—

G. A. Puryear IV	2003	179,265	166,696	—	25,586	—
Executive Vice President,	2002	168,617	122,282	—	34,115	—
General Counsel,	2001	149,286	126,855	—	85,288	—
and Secretary

(1)	Represents moving allowances paid to Mr. Seaton and Mr. Bouldin.

(2)	“All Other Comp.” for the fiscal year ended December 31, 2003 includes contributions to our Executive Deferred Compensation Plan on behalf of Mr. Ferguson, Mr. Lingo, and Mr. Seaton.

Option Grants in Last Fiscal Year

          The following table sets forth the options to purchase shares of common stock granted to the Named Executive Officers with respect to the fiscal year ended December 31, 2003.

Individual Grants
					Potential Realized Value
					at Assumed Rates of
	Number of	Percentage of Total			Stock Price Appreciation For
	Securities Underlying Options	Options Granted to Employees in Fiscal	Exercise		Option Term (1)
Name	Granted (#) (2)	Year	Price (3)	Expiration Date	5% ($)	10%($)
John D. Ferguson	92,726	12.6%	$16.74	2-12-2013	976,191	2,473,860
Irving E. Lingo, Jr.	51,173	6.9%	$16.74	2-12-2013	538,734	1,365,257
James A. Seaton	68,230	9.3%	$16.74	2-12-2013	718,305	1,820,325
Kenneth A. Bouldin	125,000	17.0%	$16.74	2-12-2013	1,315,962	3,334,906
G. A. Puryear IV	25,586	3.5%	$16.74	2-12-2013	269,362	682,615

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, of the price of our common stock.

(2)	Each of the options vest one-third each year, beginning on the first anniversary of the grant date.

(3)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant. Fair market value is based on the closing price per share of our common stock on the NYSE at the time of the grant.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

          The following table sets forth information regarding the exercise of stock options during the fiscal year ended December 31, 2003 and value of unexercised options to purchase shares of common stock held on December 31, 2003 by the Named Executive Officers.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired on		Options Held at		In-The-Money Options at
Name	Exercise	Value Realized ($)	December 31, 2003		December 31, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Ferguson	—	—	749,431	278,178	$10,604,640	$4,158,350
Irving E. Lingo, Jr.	—	—	136,460	153,518	$2,550,668	$2,294,862
James A. Seaton	—	—	56,858	181,947	$655,573	$2,136,058
Kenneth A. Bouldin	—	—	—	125,000	—	$1,511,250
G. A. Puryear IV	—	—	68,231	76,758	$1,275,350	$1,147,419

(1)	These amounts were calculated by subtracting the exercise price from the market price of the underlying common stock as of December 31, 2003. The market value of the common stock was $28.83 per share as of December 31, 2003 (the last trading date in 2003) based on the closing price per share on the NYSE.

Report of the Compensation Committee

          Our executive compensation program is designed to attract, retain, and reward the executives responsible for leading us toward the achievement of our business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including base salaries, bonus awards, and stock-based compensation. All compensation for executive officers is reviewed by the full Board of Directors. The Compensation Committee has furnished the following report on executive compensation for fiscal 2003.

Compensation Philosophy

          The general philosophy underlying our executive compensation program is to:

•	attract, retain, and motivate highly qualified and high-performing executives;

•	provide competitive levels of compensation commensurate with the achievement of our annual and long-term performance goals; and

•	reward superior corporate and individual performance.

          In determining executive compensation, the Compensation Committee considers our financial and operating performance relative to companies with similar annual revenues, capitalization, and business operations (including other private corrections providers), as well as the performance of each individual executive officer. The Committee also, in its discretion, considers such other factors as it deems relevant to providing compensation that is competitive in the marketplace, rewards successful financial performance, and aligns executive officers’ interests with those of our stockholders.

          The Committee also believes that it is important to re-evaluate periodically our compensation philosophy and the components of our executive compensation. Accordingly, the Committee recently engaged PricewaterhouseCoopers LLP, our outside compensation advisor, to conduct an analysis of our compensation policies and procedures for senior management, with a focus on identifying an appropriate peer group of companies for comparison purposes.

Components of Executive Compensation

          The three primary components of our executive compensation program are:

•	base salary;

•	incentive cash bonuses; and

•	equity incentives.

          Base Salary. The Compensation Committee believes that the purpose of base salary is to create a secure level of guaranteed cash compensation for executive officers that is competitive in the marketplace for comparable talent. During the first quarter of each fiscal year, the Committee reviews and approves an annual salary plan for our executive officers. The salary plan is developed by our Chief Executive Officer with the aid of the other members of our senior management. Many subjective factors are included in determining base salaries, such as the responsibilities of the executive officer, the scope of the position, length of service, corporate and individual performance, and the salaries paid by companies of similar size to officers in similar positions. These subjective factors are then integrated with certain objective factors, including our net income, earnings per share, return on equity, and growth.

          Incentive Cash Bonuses. We maintain an annual incentive cash bonus plan. This variable compensation plan is designed so that (i) the executive receives a bonus only if we achieve certain specified performance objectives and (ii) a significant portion of the executive’s total compensation is at risk. The Compensation Committee believes that in order to motivate key executive officers to achieve annual strategic business goals, senior executives should receive annual incentive cash bonuses for their contribution in achieving such goals. Consistent with this philosophy, at the beginning of each year the Compensation Committee, in consultation with the Chief Executive Officer, establishes for each executive officer a range of incentive bonus opportunities, stated as a percentage of the executive’s base salary, that the executive is entitled to receive based in part on such executive’s position to impact our annual success and in part on the level of success achieved by that executive and the Company during the year.

          For 2003, the Compensation Committee adopted the 2003 Bonus Plan for the Named Executive Officers and certain other Company personnel. The plan included two components. The first component provided that the Named Executive Officers would receive a cash bonus based upon our adjusted EBITDA for 2003. The second component provided that the Named Executive Officers would receive, in the Committee’s discretion, an additional cash bonus based on their individual performance and achievements during the year. Based on the Company’s performance and their individual and collective achievements, the Named Executive Officers received the bonuses stated in the Summary Compensation Table included in this Proxy Statement.

          Equity Incentives. The Compensation Committee believes that long-term equity incentives are also a key component of executive compensation. In 2001, under this Committee’s guidance and based in part on the recommendations of PricewaterhouseCoopers LLP, we developed a comprehensive long-term plan regarding equity compensation for our executive officers. This plan consists primarily of option grants with three year vesting periods.

          Other Benefits. We match a percentage of eligible employee contributions to our qualified 401(k) Plan. The matching contributions are made in cash. We also have a nonqualified deferred compensation plan covering our executive officers and key employees who elect not to participate in our qualified 401(k) Plan. Under the terms of the plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, we make matching contributions equal to 100% of amounts deferred up to 5% of total compensation. Any compensation deferred and matching contributions, if any, will earn a return determined based on the return received by the Company on certain investments designated by the Compensation Committee as a funding mechanism for meeting our obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while matching contributions and earnings on those amounts vest over a three year period. Participants generally may elect to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment.

Compensation of Chief Executive Officer and President

          The executive compensation policy described above is applied in setting the compensation of our Chief Executive Officer and President, John D. Ferguson. Mr. Ferguson participates in the same executive compensation plans available to other executive officers. For 2003, Mr. Ferguson’s total cash compensation (inclusive of salary, bonus, and Company contributions under our Executive Deferred Compensation Plan) was $1,080,209. Pursuant to the terms of his employment agreement, Mr. Ferguson had a base salary of $540,000. In addition, Mr. Ferguson was granted non-qualified stock options to purchase 92,726 shares of our common stock at an exercise price of $16.74 per share.

Tax Deductibility of Compensation

          Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to either the Chief Executive Officer or any of our Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2003 were to make every reasonable effort to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Submitted by the Compensation Committee of the Board of  Directors:

Joseph V. Russell, Chair
Lucius E. Burch, III
John R. Prann, Jr.

Employment Agreements and Change in Control Provisions

Employment Agreements

          John D. Ferguson. We have an employment agreement with John D. Ferguson that expires on December 31, 2004 and is subject to automatic one-year renewals. The agreement provides for an annual salary, as well as customary benefits, including life and health insurance. Mr. Ferguson’s cash compensation is discussed in more detail above in the Report of the Compensation Committee.

          If Mr. Ferguson’s employment is terminated “without cause,” or Mr. Ferguson resigns for “good cause,” including the non-renewal of the employment agreement by the Company or Mr. Ferguson for any additional period after the expiration of any renewal term, we generally are required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of employment. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. To the extent Mr. Ferguson has become vested in any options to purchase shares of our common stock or other equity securities granted to him prior to the date of termination, Mr. Ferguson will remain entitled to exercise them for their term. Any unvested options will be forfeited.

          In the event of a termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to three times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of two years. In addition, all options to purchase shares of our common stock or other company equity securities granted prior to the date of termination, whether vested or unvested, will become immediately exercisable for the duration of their terms.

          Mr. Ferguson is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Mr. Ferguson is also subject to certain confidentiality and non-disclosure provisions during this period.

          Other Executive Officers. We also have employment agreements with each of our other Named Executive Officers. Each of the employment agreements expire on December 31, 2004 and, except for Mr. Lingo’s employment agreement, which has no renewal provision, are subject to two one-year renewals. The agreements provide for an annual salary, as well as customary benefits, including life and health insurance.

          Under each of these agreements, if we terminate the employment of the executive “without cause,” or the executive resigns for “good cause,” including non-renewal by the Company or the employee, we generally are required to pay a cash severance payment equal to the executive’s annual base salary then in effect, payable in monthly installments for a period of one year following the termination of employment. In the event of termination in connection with a “change in control,” whether by resignation or otherwise, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments. The employee will also continue to be covered under existing life, medical, disability, and health insurance plans for a period of one year.

          Each of the executives is prohibited from competing with the Company during the term of his employment and for a period of one year following termination of employment. Each employee is also subject to certain confidentiality and non-disclosure provisions during this period.

Change in Control Provisions of Stock Incentive Plans

          Our 1995 Stock Incentive Plan and our Amended and Restated 1997 Employee Share Incentive Plan each provide that upon a “change-in-control” or “potential change-in-control,” as defined in the plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change-in-control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change-in-control” event. Certain executive officers have been granted options to purchase shares of common stock under the 1995 Stock Incentive Plan and under the Amended and Restated 1997 Employee Share Incentive Plan.

          Under our Amended and Restated 2000 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right, or restricted stock award will be accelerated upon a “change in control,” as defined in the plan. Certain of our executive officers have been granted options to purchase shares of common stock under the plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Ownership of Common Stock

          The following table contains information regarding our beneficial ownership of our common stock as of March 15, 2004 by stockholders known by us to own more than 5% of our outstanding common stock, and our directors and executive officers individually and as a group:

	Number of	Shares			Percent of
	Shares	Acquirable			Common Stock
	Beneficially	Within	Total Beneficial		Beneficially
Name of Beneficial Owner	Owned (1)	60 Days(2)	Ownership		Owned(3)
FMR Corp.	3,349,524	0	3,349,524	(4)	9.5%
Pacific Mezzanine Fund, L.P.	0	3,369,600	3,369,600	(5)	8.8%
William F. Andrews	52,686	92,916	145,602		*
John D. Ferguson	41,490	821,551	863,041		2.4%
Donna M. Alvarado	0	1,666	1,666		*
Lucius E. Burch, III	406,678	19,296	425,974		1.2%
John D. Correnti	988	16,000	16,988		*
John R. Horne	5,488	9,666	15,154		*
C. Michael Jacobi	16,000	16,000	32,000		*
Thurgood Marshall, Jr.	2,000	5,666	7,666		*
Charles L. Overby	4,300	9,666	13,966		*
John R. Prann, Jr.	888	16,000	16,888		*
Joseph V. Russell	54,450	21,020	75,470		*
Henri L. Wedell	878,208	16,000	894,208		2.5%
Kenneth A. Bouldin	0	31,667	31,667		*
Irving E. Lingo, Jr.	0	176,262	176,262		*
G. A. Puryear IV	1,000	88,131	89,131		*
James A. Seaton	0	79,601	79,601		*
Todd J. Mullenger	34,377	18,288	52,665		*
David M. Garfinkle	0	18,288	18,288		*
All directors and executive officers as a group (18 persons)	1,498,553	1,457,684	2,956,237		8.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:

•	Mr. Andrews — Includes 2,000 shares held in an IRA.

•	Mr. Ferguson – Includes 1,150 shares held in our 401(k) Plan.

•	Mr. Burch — Includes: (i) 23,776 shares owned by the Lucius Burch Family Foundation and (ii) 792 shares owned by Lucius Burch Sheffield Partners.

•	Mr. Jacobi — Includes 6,000 shares held in an IRA.

•	Mr. Russell — Includes shares owned jointly with his wife.

•	Mr. Wedell — Includes: (i) 513,719 shares owned by Mr. Wedell’s wife; (ii) 67,463 shares held in an IRA; (iii) 112,489 shares held by the Wedell Spendthrift Trust; and (iv) 23,000 shares held by The Miller Trust.

(2)	Reflects the number of shares that could be purchased upon exercise of stock options or conversion of notes available at March 15, 2004 or within 60 days thereafter (other than shares covered by stock options to be automatically granted to our non-employee directors on the date of the Annual Meeting under the terms of the Company’s 2000 Stock Incentive Plan).

(3)	The percentage ownership for each stockholder is calculated by dividing (i) the total number of shares of common stock beneficially owned by the stockholder by (ii) 35,138,230 shares plus any shares of common stock acquirable by that stockholder (including exercisable stock options) within 60 days after March 15, 2004.

(4)	Based upon information contained in a Schedule 13G filed with the SEC on February 16, 2004 by FMR Corp. jointly with its affiliates Edward C. Johnson, III, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Small Cap Independence. FMR Corp. and/or its affiliates have sole voting power over 1,226,030 shares and sole investment power over 3,349,524 shares. The principal address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	This beneficial ownership information is based on the terms of our $30.0 million 4% convertible subordinated notes due February 28, 2007. The holder of the notes may convert the notes into shares of our common stock at any time prior to February 28, 2007 at a current conversion rate of 11.232 per $100 of the notes. The principal address of Pacific Mezzanine Fund, L.P. is 610 Newport Center Drive, Suite 1100, Newport Beach, California 92660.

Ownership of Series B Preferred Stock

          The following table contains information regarding the beneficial ownership of our Series B preferred stock as of March 15, 2004. Other than the person listed, none of our directors or executive officers beneficially owns or can acquire within sixty (60) days of March 15, 2004 any shares of Series B preferred stock. We are not aware of any person owning more than 5% of our outstanding Series B preferred stock.

		Percent of Series B
		Preferred Stock
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned(1)
Todd J. Mullenger	13,046 (2)	1.4%
All directors and executive officers as a group (18 persons)	13,046	1.4%

(1)	Based on the number of shares outstanding at March 15, 2004.

(2)	Mr. Mullenger does not currently have investment power with respect to 6,524 shares of Series B Preferred Stock held pursuant to the terms of a restricted stock plan.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors, with the exception of the following:

•	Due to administrative errors, Forms 4 reporting the acquisition by John D. Correnti of 319 shares of common stock, John R. Prann of 888 shares of common stock, and John R. Horne of 319 shares of common stock, each pursuant to elections under our Non-Employee Directors’ Compensation Plan to receive portions of their director fees in stock in lieu of cash, were filed late.

•	The Form 4 reflecting the redemption of shares from Henri L. Wedell in connection with the partial redemption of our Series A preferred stock in June 2003 was filed late.

PERFORMANCE GRAPH

          Our common stock is currently traded on the NYSE under the symbol “CXW.” Prior to the completion of the Company’s restructuring during the fourth quarter of 2000, the common stock was traded on the NYSE under the symbol “PZN”. On March 31, 2004, the last reported sales price of our common stock was $35.60 per share. Effective May 18, 2001, we completed a reverse stock split of our common stock at a ratio of one-for-ten.

          The following graph provides a comparison of the cumulative total stockholder return on the common stock compared to the cumulative total return of the Standard & Poor’s 500 Index (the “S&P 500 Index”) and an index consisting of direct competitors (the “Peer Group Index”). We believe that the companies included in the Peer Group Index generally possess assets, liabilities, and operations more similar to ours than companies comprising other publicly-available indices. The graph assumes an initial investment of $100, a reinvestment of distributions and/or dividends, and the actual increase or decrease of the market value of the common stock relative to the initial investment of $100. The comparisons in this graph are required by the SEC and are not intended to forecast or be indicative of possible or future performance of the common stock. All values related to the shares of common stock are on a post-reverse stock split basis.

LEGEND OF INDEX VALUES

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03
Corrections Corporation of America	$100.00	$28.30	$1.92	$10.37	$9.58	$16.11
Peer Group Index*	100.00	41.02	25.43	52.39	36.88	60.84
S&P500 Index	100.00	121.04	110.02	96.95	75.52	97.18

*The Peer Group Index includes Avalon Correctional Services, Inc., Cornell Companies, Inc., Correctional Services Corp., and the Geo Group, Inc. (formerly Wackenhut Corrections Corp.).

APPENDIX A

CORRECTIONS CORPORATION OF AMERICA
(THE “COMPANY”)
CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors of the Company has developed the following corporate governance principles to assist it in fulfilling its responsibility to the stockholders of the Company to oversee the work of management and the Company’s business results. These guidelines, along with the charters and key practices of the Board committees, assure the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. They are also intended to align the interests of directors and management with the long-term interests of the Company’s stockholders.

     These guidelines are subject to future refinement or changes as the Board may find necessary or advisable in order to achieve these objectives.

I.	Board Composition and Selection; Membership Criteria

     Board Size. The Bylaws of the Company provide that the Board of Directors shall consist of not less than 3 and not more than 16 directors, with the exact number being determined from time to time by resolution of the Board. The Board currently has 11 members. The Board believes that a range of 7 to 15 is an appropriate number of directors based on the Company’s present circumstances. The Board periodically evaluates whether a larger or smaller number of directors would be preferable.

     Selection of Board Members. All Board members are elected annually by the Company’s stockholders, except as noted below with respect to vacancies. Each year at the Company’s annual meeting, the Board recommends a slate of directors for election by stockholders. The Board’s recommendations are based on its determination (using recommendations, advice, and information supplied by the Nominating and Governance Committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below.

     The Board may fill vacancies in existing or new director positions (using recommendations, advice, and information supplied by the Nominating and Governance Committee). Such directors elected by the Board serve only until the next election of directors unless elected by the stockholders to a subsequent term at that time.

     In evaluating and recommending director candidates to the full Board, the Nominating and Governance Committee may consider potential candidates from a variety of sources. It is the policy of the Company that the Nominating and Governance Committee consider director candidates recommended by Company stockholders and that there be no differences in the manner in which such nominees are evaluated. A stockholder who desires for the Nominating and Governance Committee to consider a nomination for director must comply with the notice, timing, and other requirements in the Company’s Bylaws.

     Board Membership Criteria. The Nominating and Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment, understanding of the Company’s business, and diversity, age, skills, and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

     Board Composition — Director Independence. At least a majority of the Company’s directors must be independent directors. In determining the independence of a director, the Board will be guided by the definitions of “independent director” included in pertinent corporate governance rules of the New York Stock Exchange.

     Term Limits. The Board does not believe it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies, and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines.

     Directors with Significant Job Changes. The Board believes that any director who retires from his or her present employment, or who materially changes his or her position, should volunteer to resign from the Board. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board through the Nominating and Governance Committee to review the continued appropriateness of Board membership under the circumstances.

     Limitations on Other Board Service. The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, the Board does not believe that its members should be prohibited from serving on boards and/or board committees of other organizations and the Board has not adopted any guidelines limiting such activities. However, the Nominating and Governance Committee and the full Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to Company stockholders. Service on boards and/or committees of other organizations should be consistent with the Company’s conflict of interest policies.

II.	Director Responsibilities

     Responsibilities. The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors. The directors shall also be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf, and shall be entitled to the benefits of indemnification to the fullest extent permitted by law and the Company’s Charter, Bylaws, and any indemnification agreements and to exculpation as provided by state law and the Company’s Charter.

     Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are strongly encouraged to attend the Company’s meetings of stockholders.

     Stock Ownership by Directors. Each director is encouraged to own shares of stock in the Company in accord with the Director’s economic ability to acquire such shares.

III.	Board Meetings

     Information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting. The Chairman of the Board, taking into account suggestions from the Chief Executive Officer and other members of the Board, will set the agenda for each Board meeting, and will distribute this agenda in advance to each director. At the beginning of the year, the Chairman will establish a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company’s long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

     Executive officers of the Company who are not Board members may attend and participate in Board meetings at the invitation of the Chairman. Should the Chairman contemplate inviting any such person to attend and participate on a regular basis, Board concurrence will first be obtained.

IV.	Access to Employees and Auditors

     The Board should have complete access to Company employees and independent auditors in order to ensure that directors can ask all questions and obtain all information necessary to fulfill their duties. The Board may specify a protocol for making such inquiries. Management is encouraged to invite Company personnel to any portion of a Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered.

V.	Executive Sessions of Non-Management Directors

     The non-management directors of the Company will meet at regularly scheduled executive sessions (i.e., with no management directors or management present). Executive sessions of the non-management directors will be called and chaired on a rotating basis by the non-management directors, based upon seniority of service on the Board. These executive session discussions may include such topics as the non-management directors determine, but actions of the Board generally should be taken separately at a Board meeting. If the non-management directors include one or more directors that do not meet the definitions of “independent director” included in pertinent listing standards of the New York Stock Exchange, then the “independent directors” of the Company will at least once a year schedule an executive session including only “independent directors.”

VI.	Outside Communications

     General. The Board believes that management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company. However, it is expected that Board members would do this with the full knowledge of management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

     Stockholder Communications. Stockholders may communicate with the Board of Directors, individual directors, or groups of directors (e.g., non-management directors) by writing to the attention of the Company’s Secretary. The Secretary is charged with compiling all substantive communications from stockholders, periodically submitting the communications to the Board or the group of directors or individual directors to whom they are addressed, and maintaining a log of the communications that can be reviewed by directors upon request.

VII.	Performance Evaluation; Succession Planning

     Selection of Chief Executive Officer and Chairman. The Board selects the Company’s Chief Executive Officer and Chairman in the manner that it determines to be in the best interests of the Company’s stockholders. The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of the Company for the Board to make a determination when it elects a new Chief Executive Officer.

     Succession Planning. As part of the Board’s annual evaluation process of the Company’s senior executives, the Nominating and Corporate Governance Committee of the Board shall have the responsibility to work with the Chief Executive Officer, the Chairman, and the Compensation Committee to plan for Chief Executive Officer succession, as well as to develop plans for interim succession for the Chief Executive Officer in the event of an unexpected occurrence and to ensure that adequate succession plans are in place for other members of the Company’s executive management and other key personnel within the Company. Succession planning may be reviewed more frequently by the Board as it deems warranted.

     Annual Board Performance Evaluation. The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board’s performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board’s contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

VIII.	Compensation

     Board Compensation Review. Company management should report to the Board on an annual basis as to how the Company’s director compensation practices compare with those of other large public corporations. The Board should make changes in its director compensation practices only upon the recommendation of the Compensation Committee, and following discussion and approval by the full Board.

     Compensation for Non-Employee/Independent Directors. The Board is committed to fostering compensation programs and policies designed to encourage director and senior management stock ownership over the long-term. Such programs, in the view of the Board, will help align the interests of directors and top management with those of stockholders. Compensation of non-employee directors of the Company shall be comparable to that offered by other companies of similar size and scope. Independent directors shall receive no additional remuneration, in the form of consulting fees or other special benefits, beyond that provided for service on the Board.

     Directors who are officers of the Company shall receive no additional remuneration for serving as a Company director.

IX.	Committees

     Number and Type of Committees. The Board currently has four standing committees — an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with each committee’s charter and the Company’s Bylaws. These may be described briefly as follows:

•	Audit Committee. The Audit Committee reviews the work of the Company’s internal accounting and audit processes and the work of the Company’s independent auditors. The committee appoints the Company’s independent auditor.

•	Compensation Committee. The Compensation Committee reviews the Company’s compensation practices and approves its compensation programs and plans. The committee also reviews the performance of the Company’s Chief Executive Officer and determines CEO compensation.

•	Nominating and Governance Committee. The Nominating and Governance Committee recommends candidates to fill Board vacancies and for the slate of directors to be proposed by the Board at the annual meeting of the Company’s stockholders. The Committee also advises the Board on nominees for Chairman of the Board and Chief Executive Officer and addresses management succession planning. In addition to these duties, the committee monitors the Company’s corporate governance practices and suggests applicable revisions. It also administers a self-assessment by the directors of the Board’s performance.

•	Executive Committee. The Executive Committee generally acts on behalf of the full Board of Directors during the intervals between meetings of the Board of Directors. The committee does not have the power or authority to take action with respect to certain fundamental corporate transactions; however, the Board of Directors may authorize the Executive Committee to undertake certain of those transactions within defined limits.

     Composition of Committees; Committee Chairpersons. The Board will approve committee assignments, including committee chair assignments. In doing so, the Board will consider the desires of individual directors and the committee members will be appointed by the Board upon recommendations of the Nominating and Governance Committee in consultation with the Chairman and Chief Executive Officer. It is the sense of the Board that consideration should be given to rotating committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

     Subject to the requirements of the applicable committee charter, committee chairs will determine the frequency of meetings of their respective committees, and, in consultation with management, will set meeting times and develop committee agendas. Each committee will, at the beginning of the year, enumerate the subjects to be discussed within that committee during the year. This enumeration may be altered by the committee chair, in consultation with management, should circumstances so warrant.

     Only independent directors may serve on the Audit, Compensation, and Nominating and Governance Committees. Any director may attend and participate in discussions of any Board committee, although formal committee action will only be through the vote of appointed committee members.

     Board committees shall have access to accountants, compensation consultants, investment bankers, legal counsel or other independent consultants whose expertise or service is deemed essential to carrying out the committees’ respective missions.

X.	Director Orientation and Continuing Education

     All new directors must participate in the Company’s orientation program, which should be conducted within two months of the annual meeting at which new directors are elected. This orientation will include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting, and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers, and its internal independent auditors. In addition, the orientation program will include visits to Company headquarters and, to the extent practical, certain of the Company’s significant facilities. All other directors also are invited to attend the orientation program.

APPENDIX B

CORRECTIONS CORPORATION OF AMERICA
(THE “COMPANY”)
AUDIT COMMITTEE CHARTER

A.	Purpose

     The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors; and

•	to prepare the report the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.

B.	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange (“NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each member of the Audit Committee shall be “independent” as defined by such rules and Act.

3.	Financial Literacy. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s SEC periodic reports), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any compensation from the Company other than director fees.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Company’s Nominating and Governance Committee. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual proxy statement), no member of the Audit Committee may serve on the audit committee of more than two other public companies. The Board of Directors may remove members of the Audit Committee, with or without cause.

C.	Authority and Responsibilities

General

1.	The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

     Oversight of Independent Auditors

2.	Selection. The Audit Committee shall be directly responsible for appointing, evaluating, and, when necessary, terminating the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

3.	Independence. At least annually, the Audit Committee shall assess the independent auditor’s independence and present its conclusions to the Board of Directors. In connection with this assessment, the Audit Committee shall obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall further consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent audit firm (in addition to rotation of the audit partner, as required by law). The Audit Committee shall engage in an active dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

4.	Quality-Control Report. The Audit Committee shall obtain and review with the independent auditor at such times as it deems appropriate, but in no event less than annually, a report describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control reviews, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issue.

5.	Compensation. The Audit Committee shall be directly responsible for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

6.	Preapproval of Services. The Audit Committee shall preapprove all auditing services, which may entail providing comfort letters in connection with securities underwritings, and non-audit services (subject only to approval subsequent to performance of certain limited de minimus non-audit services as defined by Section 10A of the Exchange Act) to be provided to the Company by the independent auditor. The Audit Committee shall cause the Company to disclose in its SEC periodic reports and proxy statements the approval by the Audit Committee of any non-audit services to be performed by the independent auditor and the fees billed by the independent auditor for audit and non-audit services (in the manner and to the extent required by applicable SEC rules) .

7.	Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall be directly responsible for oversight of the work of the independent auditor, including resolution of any known disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate:

•	obtain and review the reports required to be made by the independent auditor pursuant to paragraph (k) of Section 10A of the Exchange Act regarding:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.

•	review with the independent auditor:

•	audit problems or difficulties the independent auditor encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management;

•	major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company; and

•	where necessary or appropriate, the items referenced in the Commentary to NYSE Rule 303A.07(c)(iii)(F).

     Review of Audited Financial Statements

8.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

9.	Recommendation to the Board of Directors Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

10.	Audit Committee Report. The Audit Committee shall prepare or cause to be prepared for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of stockholders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 306 of Regulation S-K.

     Review of Other Financial Disclosures

11.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Company’s Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by Statement on Auditing Standards Nos. 61, 71, and 90. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

12.	Earnings Releases. The Audit Committee shall review and discuss generally the types of information disclosed in the Company’s earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

13.	Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Controls and Procedures

14.	Oversight. The Audit Committee shall coordinate the Board of Director’s oversight of the Company’s internal accounting controls, the Company’s disclosure controls and procedures, and the Company’s code of ethics and business conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act and Rule 13a-14 of the Exchange Act (i.e., the Certification of Disclosure in Annual and Quarterly Results) prior to their submission to the SEC. The Audit Committee shall also receive and review the independent auditor’s attestation and report on management’s assessment of the Company’s internal controls required to be provided with the Company’s annual report by Section 404 of the Sarbanes-Oxley Act and the rules of the SEC prior its submission to the SEC.

15.	Internal Audit Function. The Audit Committee shall coordinate the Board of Director’s oversight of the performance of the Company’s internal audit function.

16.	Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. The Audit Committee shall review material pending legal proceedings involving the Company and other contingent liabilities.

17.	Hiring Policies. The Audit Committee shall establish policies regarding the hiring of employees or former employees of the Company’s independent auditors.

18.	Procedures for Complaints. The Audit Committee shall establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

19.	Additional Powers. The Audit Committee shall take such other actions and have such other duties as may be required by law, assigned by the Company’s Bylaws or Corporate Governance Guidelines, or delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management; and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors. Such reports shall include, without limitation, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the Company’s internal audit function.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Written Affirmation to NYSE. On an annual basis, no later than one month after the Company’s Annual Meeting of Stockholders, and after each change in the composition of the Audit Committee, the Audit Committee shall direct the Company to prepare and provide to the NYSE such written confirmations regarding the membership and operation of the Audit Committee as the NYSE rules require.

6.	Independent Advisors. The Audit Committee shall have the authority to engage such independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

7.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

8.	Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

APPENDIX C

CORRECTIONS CORPORATION OF AMERICA
(THE “COMPANY”)
COMPENSATION COMMITTEE CHARTER

A.	Purpose

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors of the Company relating to compensation of the Company’s executive officers, as well as to oversee the Board’s evaluation of such officers. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with applicable rules and regulations.

B.	Structure and Membership

1.	Number. The Compensation Committee shall consist of at least two (2) members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Compensation Committee shall be an “independent director” as determined in accordance with the applicable rules of the New York Stock Exchange.

3.	Chair. Unless the Board of Directors elects a Chair of the Compensation Committee, the Compensation Committee shall elect a Chair by majority vote.

4.	Compensation. The compensation of Compensation Committee members shall be as determined by the Board of Directors.

5.	Selection and Removal. Members of the Compensation Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Governance Committee. The Board of Directors may remove members of the Compensation Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

1.	The Compensation Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management, in accordance with its business judgment.

Compensation Matters

2.	CEO Compensation. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (the “CEO”), evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years.

3.	Executive Officer Compensation. The Compensation Committee also shall review and make recommendations to the Board of Directors as to the compensation of the Company’s executive officers other than the CEO, including salary, bonus, and incentive compensation levels, deferred compensation, executive perquisites, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits, and other forms of executive officer compensation. In connection with its review and approval of executive officer compensation, the Committee shall oversee evaluation of the performance of the executive officers.

4.	Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, as well as the number of options to be reserved each fiscal year for grant to employees. The Compensation Committee shall review and approve all equity compensation plans and amendments.

5.	Incentive Plan Administration. The Compensation Committee shall exercise all rights, authority, and functions of the Board of Directors under all of the Company’s stock option, stock incentive, employee stock purchase, and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder, and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by a plan or resolution of the Board of Directors, the Compensation Committee shall not be authorized to amend any such plan.

6.	Director Compensation. The Compensation Committee shall periodically review and make recommendations to the Board of Directors with respect to director compensation, including director compensation guidelines.

7.	Compensation Committee Report on Executive Compensation. The Compensation Committee shall prepare for inclusion where necessary in a proxy or information statement of the Company relating to an annual meeting of security holders at which directors are to be elected (or special meeting or written consents in lieu of such meeting), the report described in Item 402(k) of Regulation S-K.

8.	Compensation Committee Report on Repricing of Options/SARs. If during the last fiscal year of the Company (while the Company was a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the “Exchange Act”), any adjustment or amendment was made to the exercise price of any stock option or stock appreciation right previously awarded to a “named executive officer” (as such term is defined from time to time in Item 402(a)(3) of Regulation S-K), the Compensation Committee shall furnish the report required by Item 402(i) of Regulation S-K

Other Matters

9.	Succession Planning. The Compensation Committee shall assist the Nominating and Governance Committee with respect to succession planning for the Company’s Chief Executive Officer, other senior executives, and other key personnel within the Company.

D.	Procedures and Administration

1.	Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member). In the event that each member of the Compensation Committee does not qualify as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 162(m)”), the Compensation Committee shall create a subcommittee consisting of at least two members of the Compensation Committee who are “non-employee directors” and “outside directors,” which subcommittee will have sole responsibility with respect to the approval of (i) all transactions between the Company and an officer or director of the Company involving a grant, award, or other acquisition of securities from the Company (other than a Discretionary Transaction, as defined in Rule 16b-3) and (ii) all compensation subject to Section 162(m).

3.	Reports to Board. The Compensation Committee shall report regularly to the Board of Directors.

4.	Charter. The Compensation Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Consulting Arrangements. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to commission compensation surveys or studies as the need arises. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such consultants as established by the Compensation Committee.

6.	Independent Advisors. The Compensation Committee shall have the authority to engage such independent legal, accounting, and other advisors as it deems necessary to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Compensation Committee.

7.	Investigations. The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Compensation Committee or any advisors engaged by the Compensation Committee.

8.	Annual Self-Evaluation. At least annually, the Compensation Committee shall evaluate its own performance.

9.	Additional Powers. The Compensation Committee shall take such other actions or have such other duties as may be required by law, assigned by the Company’s Bylaws or Corporate Governance Guidelines, or delegated from time to time by the Board of Directors.

APPENDIX D

CORRECTIONS CORPORATION OF AMERICA
(THE “COMPANY”)
NOMINATING AND GOVERNANCE
COMMITTEE CHARTER

A.	Purpose

The purpose of the Nominating and Governance Committee is to:

•	Identify individuals qualified to become members of the Company’s Board of Directors;

•	Recommend to the Board the persons to be nominated by the Board for election as directors and the persons for appointment to Board committees;

•	Develop and recommend to the Board, and from time to time evaluate, the Company’s Corporate Governance Guidelines and otherwise take a leadership role in shaping and evaluating the corporate governance of the Company; and

•	Oversee the evaluation of the Board.

B.	Structure and Membership

1.	Number. The Nominating and Governance Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Nominating and Governance Committee shall be an “independent director” as determined in accordance with the applicable rules of the New York Stock Exchange.

3.	Chair. Unless the Board elects a Chair of the Nominating and Governance Committee, the Committee shall elect a Chair by majority vote.

4.	Compensation. The compensation of Nominating and Governance Committee members shall be as determined by the Board of Directors.

5.	Selection and Removal. Members of the Nominating and Governance Committee shall be appointed by the Board. The Board may remove members of the Nominating and Governance Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

1.	The Nominating and Governance Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management, in accordance with its business judgment.

Board and Committee Membership

2.	Selection of Director Nominees. Except where the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Governance Committee shall be responsible for (i) identifying and evaluating individuals qualified to become Board members and (ii) recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.

3.	Criteria for Selecting Directors. The Board’s criteria for selecting directors are as set forth in the Company’s Corporate Governance Guidelines. The Nominating and Governance Committee shall use such criteria and the principles set forth in such Guidelines to guide its director selection process. The Committee shall be responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole.

4.	Search Firms. The Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director nominees, including sole authority to approve the search firm’s fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

5.	Selection of Committee Members. The Nominating and Governance Committee shall be responsible for recommending to the Board the directors to be appointed to each committee of the Board.

6.	Report Regarding Nominating Committee Functions and Communications Between Security Holders and Boards of Directors. The Committee shall be responsible for the preparation of the disclosures required by Paragraphs (d)(2) and (h) of Item 7 of Schedule 14A to be included in the company’s proxy statement relating to nominating committee functions and communications between the Company’s stockholders and the Board. The Committee also shall be responsible for reviewing periodically, and at least on an annual basis, the Company’s policies and procedures underlying such disclosures and, where the Committee deems it appropriate, recommending to the Board changes to such policies and procedures.

Corporate Governance

7.	Corporate Governance Guidelines. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of the Company’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

8.	Compliance Program. The Committee shall annually review and reassess the adequacy of the Company’s ethics and compliance program, including the Company’s Code of Ethics and Business Conduct, and recommend any proposed changes to the Board for approval.

Evaluation and Compensation of the Board; Succession Planning

9.	Evaluation of the Board. The Nominating and Governance Committee shall be responsible for overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively. The Committee shall determine the nature of the evaluation, supervise the conduct of the evaluation and be responsible for preparation of an assessment of the Board’s performance, to be discussed with the Board.

10.	Succession of Senior Executives. The Nominating and Governance Committee of the Board shall be responsible for working with the Chief Executive Officer, the Chairman, and the Compensation Committee to plan for Chief Executive Officer succession, as well as to develop plans for interim succession for the Chief Executive Officer in the event of an unexpected occurrence and to ensure that adequate succession plans are in place for other members of the Company’s executive management and other key personnel within the Company. Succession planning may be reviewed more frequently by the Committee as it deems warranted.

D.	Procedures and Administration

1.	Meetings. The Nominating and Governance Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Nominating and Governance Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member) as it deems appropriate from time to time under the circumstances.

3.	Reports to the Board. The Nominating and Governance Committee shall report regularly to the Board.

4.	Charter. The Nominating and Governance Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Independent Advisors. The Nominating and Governance Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

6.	Investigations. The Nominating and Governance Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

7.	Annual Self-Evaluation. At least annually, the Nominating and Corporate Governance Committee shall evaluate its own performance.

8.	Additional Powers. The Nominating and Governance Committee shall take such other actions or have such other duties as may be required by law, assigned by the Company’s Bylaws or Corporate Governance Guidelines, or delegated from time to time by the Board of Directors.

APPENDIX E

CORRECTIONS CORPORATION OF AMERICA
(THE “COMPANY”)
EXECUTIVE COMMITTEE CHARTER

A.	Purpose

The purpose of the Executive Committee is to discharge the responsibilities of the Company’s Board of Directors relating to the transaction of routine, administrative matters that occur between regularly scheduled meetings of the Board of Directors.

B.	Structure and Membership

1.	Number. The Executive Committee shall consist of at least three members of the Board of Directors.

2.	Chair. Unless the Board of Directors elects a Chair of the Executive Committee, the Executive Committee shall elect a Chair by majority vote.

3.	Compensation. Members of the Committee who also are employees of the Company shall not receive compensation for their services on the Executive Committee, except as expressly approved by the Board of Directors. The compensation of non-employee members of the Committee shall be as determined by the Board of Directors.

4.	Selection and Removal. Members of the Executive Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Governance Committee. The Board of Directors may remove members of the Executive Committee from such committee, with or without cause.

C.	Authority and Responsibilities

The Executive Committee’s primary function is to exercise and have all the powers of the Board of Directors in the management of the business and the affairs of the Company during the intervals between meetings of the Board of Directors. The Committee shall, between regularly scheduled meetings of the Board, transact routine administrative matters that require Board approval as such issues arise. Notwithstanding the foregoing, the Executive Committee shall not have the power or authority to: (i) amend the Company’s Charter or the Bylaws; (ii) adopt an agreement or plan of merger, share exchange, or consolidation to which the Company is a party; (iii) recommend to the stockholders of the Company any action which requires stockholder approval including, but not limited to, (a) the sale, lease, or exchange of all or substantially all of the Company’s property or assets or (b) a dissolution of the Company or a revocation of a dissolution of the Company; (iv) declare a dividend or authorize the issuance of capital stock of the Company; or (v) take any other action or exercise any authority prohibited by law or the Company’s Charter or Bylaws.

D.	Procedures and Administration

1.	Meetings. The Executive Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee shall keep such records of its meetings as it shall deem appropriate.

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2.	Meetings with Management. The Executive Committee may meet with management in separate executive sessions to discuss any matters that the Executive Committee or the parties believe should be discussed privately with the Executive Committee.

3.	Reports to the Board. The Executive Committee shall report regularly to the Board of Directors. A summary of the actions taken at each Executive Committee meeting shall be presented to the Board of Directors at the next Board meeting.

4.	Charter. The Executive Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Consulting Arrangements. The Executive Committee may engage and employ consultants and other experts to assist it in performing its functions.

6.	Investigations. The Executive Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Company or any advisors engaged by the Committee.

7.	Annual Self-Evaluation. At least annually, the Executive Committee shall evaluate its own performance.

8.	Additional Powers. The Executive Committee shall take such other actions and have such other duties as may be required by law, assigned by the Company’s Bylaws or Corporate Governance Guidelines, or delegated from time to time by the Board of Directors.

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PROXY

CORRECTIONS CORPORATION OF AMERICA

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) John D. Ferguson and Irving E. Lingo, Jr., and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned on Wednesday, March 31, 2004, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 13, 2004, at 10:00 a.m., local time, at the Hilton Suites, 121 4th Avenue South, Nashville, Tennessee, and at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

	☐	FOR all nominees

	☐	WITHHOLD AUTHORITY to vote for all nominees

Nominees: Donna M. Alvarado, William F. Andrews, John D. Ferguson, Lucius E. Burch, III, John D. Correnti, John R. Horne, C. Michael Jacobi, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.

	☐	For all nominees except for the following:

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.

PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Please check here if you plan to attend the meeting.	☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.